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                                                                     Exhibit 4.1

                               FIRST AMENDMENT TO
                            GROUP 1 AUTOMOTIVE, INC.
                           DEFERRED COMPENSATION PLAN

         WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the "Company") has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. DEFERRED COMPENSATION PLAN, as amended and restated effective as of January 1, 2002 (the "Plan"), for the benefit of certain of the Company's employees and the employees of other adopting Employers; and

         WHEREAS, the Company desires to amend the Plan in certain respects; and

         WHEREAS, the power to amend the Plan is vested in the Compensation Committee of the Company's Board of Directors pursuant to Section 11.4 of the Plan;

         NOW, THEREFORE, the Plan shall be amended as follows:

         1. Effective as of December 12, 2002, the following new Article XIII shall be added to the Plan:

                                     "XIII.

                     PARTICIPATION BY NON-EMPLOYEE DIRECTORS

                  13.1 ARTICLE CONTROLS. In the event of any conflict between the foregoing provisions of the Plan and this Article XIII, the provisions of this Article XIII shall control.

                  13.2 DEFINITIONS. Where the following words and phrases appear in this Article XIII, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

         (1) DIRECTOR: Each individual who is a member of the Board, other than any such individual who is an employee of the Company or an Affiliate. Where the context requires, the term "Member" shall be deemed to include a Director for purposes of Section 13.4(b) if such Director has not yet become a Member pursuant to Section 13.3.

         (2) DIRECTOR COMPENSATION: The pay paid in cash by the Company to or for the benefit of a Member for services performed while a Member with respect to such Member's (i) general service as a Director, (ii) membership on a committee of the Board, (iii) chairmanship of any such committee and (iv) attendance (physically or otherwise) at any meeting of the Board or committee thereof, including the portion thereof that a Member could have received in cash in lieu of deferrals made pursuant to Section 13.4(b).

         (3) DIRECTOR ELIGIBILITY PERIOD: The 30-day period following the date upon which an individual becomes a Director.


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                  13.3 COMMENCEMENT OF PARTICIPATION.

                           (a) A Director may become a Member, effective as of the first day of a Plan Year, by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.

                           (b) Notwithstanding Paragraph (a) above, if an individual becomes a Director after the start of a Plan Year and prior to September 1 of such Plan Year, such individual may become a Member with respect to such Plan Year, effective as of the first day of the calendar quarter next following the calendar quarter that includes the last day of such individual's Director Eligibility Period, by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the close of such individual's Director Eligibility Period.

                  13.4 APPLICATION OF PLAN TERMS. The terms of the Plan shall, to the extent possible, apply to a Member participating in the Plan pursuant to Section 13.3 as if such Member were participating in the Plan pursuant to Section 2.1 except as otherwise provided below:

                           (a) Such Member's participation in the Plan shall not be subject to cessation pursuant to Section 2.2;

                           (b) Such Member may elect to defer a portion of his Director Compensation for a Plan Year in an amount equal to a specific dollar amount of his Director Compensation or an integral percentage of from 1% to 100% of his Director Compensation by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the first day of such Plan Year, or, with respect to a Plan Year in which such Member begins participating in the Plan pursuant to Section 13.3(b), prior to the close of such Member's Director Eligibility Period (in which case such Member's Director Compensation deferral election shall be effective only with respect to Director Compensation earned on or subsequent to the first day of the calendar quarter upon which he begins participating in the Plan);

                           (c) If such Member elects to defer an integral percentage of such Member's Director Compensation, such Member may elect to establish a maximum deferral for a Plan Year, the dollar amount of which such Member's combined aggregate total of Director Compensation deferrals for such Plan Year shall not exceed;

                           (d) Such Member's deferrals of Director Compensation pursuant to Paragraph (b) above shall be deemed to be Member Deferrals for purposes of the


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         Plan, and such Member Deferrals shall be credited to a Deferral Account established on behalf of such Member;

                           (e) Such Member's deferrals of Director Compensation shall not be subject to any maximum aggregate limitations established by the Committee pursuant to Section 3.1(b);

                           (f) Such Member's election pursuant to Paragraph (b) above may be changed, cancelled and subsequently resumed, and/or suspended in accordance with procedures and under circumstances similar to those described in Sections 3.1(e), (f), and (g), respectively;

                           (g) Such Member shall have a 100% Vested Interest in his Employer Account at all times;

                           (h) With respect to such Member, all references to the employment relationship in the Plan shall be deemed to be references to such Member's service as a Director, provided, however, that such Member shall be deemed to have incurred a Termination of Service under the terms of the Plan as of the date such Member ceases to serve as a Director for any reason whatsoever, and any such Termination of Service shall be deemed to have occurred on or after such Member's Retirement Date regardless of the age of such Member on the date of such Termination of Service; and

                           (i) Such Member shall not be entitled to make an election pursuant to Section 7.2."

         2. As amended hereby, the Plan is specifically ratified and reaffirmed.

         IN WITNESS WHEREOF, the undersigned has caused these presents to be executed this 12th day of December, 2002.


                                           GROUP 1 AUTOMOTIVE, INC.



                                           BY:   /s/ B. B. Hollingsworth, Jr.
                                              ----------------------------------
                                              Name:  B. B. Hollingsworth, Jr.
                                              Title: Chairman, President &
                                                     Chief Executive Officer


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